MORGAN STANLEY
                                               SPECTRUM SERIES







        April 2007
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated April 2, 2007.








                                          Issued: May 31, 2007





[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                                                                                                Inception- Compound
                                                                                                                  to-Date Annualized
          1991  1992  1993  1994  1995  1996  1997  1998  1999  2000  2001   2002  2003  2004   2005  2006  2007  Return    Return
Fund        %     %     %     %     %     %     %     %     %     %     %      %     %     %      %     %     %      %         %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Currency   --    --     --    --    --    --    --    --    --  11.7  11.1   12.2  12.4  (8.0) (18.3) (3.4) (1.9)   11.6      1.6
                                                              (6 mos.)                                     (4 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Global
Balanced   --    --     --  (1.7) 22.8  (3.6) 18.2  16.4   0.8   0.9  (0.3) (10.1)  6.2  (5.6)   4.2   2.4  (1.4)   53.8      3.5
                           (2 mos.)                                                                        (4 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Select   31.2 (14.4)  41.6  (5.1) 23.6   5.3   6.2  14.2  (7.6)  7.1   1.7   15.4   9.6  (4.7)  (5.0)  5.9  (3.5)  180.4      6.8
       (5 mos.)                                                                                            (4 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Strategic  --    --     --   0.1  10.5  (3.5)  0.4   7.8  37.2 (33.1) (0.6)   9.4  24.0   1.7   (2.6) 20.9  (0.3)   71.0      4.4
                           (2 mos.)                                                                        (4 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Technical  --    --     --  (2.2) 17.6  18.3   7.5  10.2  (7.5)  7.8  (7.2)  23.3  23.0   4.4   (5.4)  5.4  (2.6)  129.5      6.9
                           (2 mos.)                                                                        (4 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
APRIL 2007

Dear Limited Partner:

     The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of April 30, 2007 was as follows:

FUND                                  N.A.V.           % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                     $11.16                   8.60%
--------------------------------------------------------------------------------
Spectrum Global Balanced              $15.38                   2.76%
--------------------------------------------------------------------------------
Spectrum Select                       $28.04                   5.86%
--------------------------------------------------------------------------------
Spectrum Strategic                    $17.10                  -0.86%
--------------------------------------------------------------------------------
Spectrum Technical                    $22.95                   6.51%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). We provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   EFFECTIVE APRIL 1, 2007, MARK H. MITCHELL CEASED TO BE ASSOCIATED IN ANY CAPACITY WITH JOHN W. HENRY & COMPANY, INC. ("JWH"), TRADING ADVISOR TO SPECTRUM CURRENCY AND SPECTRUM TECHNICAL, UPON EXPIRATION OF HIS TEN YEAR EMPLOYMENT AGREEMENT WITH JWH ON MARCH 31, 2007. MR. MITCHELL HAD FORMERLY SERVED AS VICE CHAIRMAN OF JWH AND AS COUNSEL TO THE FIRM.

   EFFECTIVE APRIL 3, 2007, CAMPBELL & COMPANY ("CAMPBELL"), TRADING ADVISOR TO SPECTRUM TECHNICAL, ANNOUNCED THE APPOINTMENT OF MS. TERESA BECKS TO THE POSITION OF PRESIDENT & CHIEF EXECUTIVE OFFICER, SUCCEEDING MR. BRUCE CLELAND, WHO WILL BECOME VICE CHAIRMAN.

   TERESA BECKS HAS BEEN WITH CAMPBELL AS ITS CHIEF FINANCIAL OFFICER FOR 16 YEARS, AND A MEMBER OF CAMPBELL'S BOARD OF DIRECTORS FOR 13 YEARS. MS. BECKS IS ALSO A FORMER MEMBER OF THE BOARD OF DIRECTORS OF THE MANAGED FUNDS ASSOCIATION. PRIOR TO JOINING CAMPBELL, SHE WAS VICE PRESIDENT & CHIEF FINANCIAL OFFICER OF BANK MARYLAND CORP, A PUBLICLY HELD COMPANY. MS. BECKS STARTED HER PROFESSIONAL CAREER WITH ERNST & YOUNG AS A CERTIFIED PUBLIC ACCOUNTANT.

   BRUCE CLELAND, WHO HAS BEEN WITH CAMPBELL SINCE 1993, HAVING SERVED AS PRESIDENT SINCE 1994, AND CHIEF EXECUTIVE OFFICER SINCE 1997, WILL BECOME VICE CHAIRMAN OF THE FIRM AND ACT IN AN ADVISORY CAPACITY TO THE EXECUTIVE COMMITTEE.

   KEVIN M. HEERDT, DIRECTOR OF RESEARCH & CHIEF OPERATING OFFICER, WILL CONTINUE TO FOCUS HIS EFFORTS ON CAMPBELL'S RESEARCH AND TRADING ACTIVITIES. MR. HEERDT JOINED CAMPBELL IN 2003 AS CO-HEAD OF RESEARCH, AND WAS APPOINTED CHIEF OPERATING OFFICER IN 2005 AND HEAD OF RESEARCH IN JANUARY 2007. PRIOR TO JOINING CAMPBELL, MR. HEERDT SPENT 12 YEARS WITH MOORE CAPITAL WHERE HE ACTED IN SEVERAL CAPACITIES INCLUDING MANAGING DIRECTOR AND CHIEF INVESTMENTS OFFICER.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017, or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,


/s/ Walter J. Davis


Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                    MONTH ENDED APRIL 30, 2007       YTD ENDED APRIL 30, 2007
                    --------------------------       ------------------------
AUSTRALIAN DOLLAR              1.51                            0.57
BRITISH POUND                  0.98                           -1.16
EURO                           2.88                            3.25
JAPANESE YEN                   1.26                            0.41
SWISS FRANC                   -0.06                           -0.23
MINOR CURRENCIES               2.25                           -3.42


     Note: Reflects trading results only and does not include fees or interest income.

            Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, and Czech koruna.


During the month, the Fund experienced gains from long positions in the euro, Australian dollar, New Zealand dollar, British pound, Polish zloty, and Norwegian krone versus the U.S. dollar, as well as from short positions in the Japanese yen versus the U.S. dollar. These gains were partially offset by losses from short positions in the South African rand, Mexican peso, and Swiss franc versus the U.S. dollar, as well as long positions in the Singapore dollar versus the U.S. dollar.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Gains were experienced from long positions in the euro, Australian dollar, New Zealand dollar, British pound, Polish zloty, and Norwegian krone versus the U.S. dollar as the value of the U.S. dollar moved lower relative to these currencies after news that the U.S. Institute of Supply Management's index of manufacturing dropped during March. Furthermore, the value of the U.S. dollar was pulled lower due to speculation that the U.S. Federal Reserve may cut interest rates after news that foreign investment in U.S. securities fell more than expected in February and industrial production declined in March. Conversely, strong economic data out of the European Union, Australia, New Zealand, the United
Kingdom, Poland, and Norway added to growing investor sentiment that these respective Central Banks would raise interest rates in order to combat inflation, thus pushing the value of those currencies higher relative to the U.S. dollar. Elsewhere in the currency markets, short positions in the Japanese yen versus the U.S. dollar resulted in gains as the value of the Japanese yen moved lower amid expectations that strengthening global equity markets may give investors more confidence to buy higher-yielding assets financed with money borrowed in Japan, thereby continuing the carry-trade. Additionally, the value of the Japanese yen was pulled lower after news that the Tankan survey was weaker than expected.

Losses were incurred from short positions in the South African rand, Mexican peso, and Swiss franc versus the U.S. dollar as the value of the U.S. dollar declined due to the aforementioned reasons suggesting a possible slowdown in the U.S. economy. In addition, the South African rand moved higher amid continuing optimism about the long term health of the South African economy. Meanwhile, long positions in the Singapore dollar versus the U.S. dollar resulted in losses as the value of the Singapore dollar fell on speculation that the Monetary Authority of Singapore may curb appreciation in the currency after it reached a nine-year high in April.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                    MONTH ENDED APRIL 30, 2007       YTD ENDED APRIL 30, 2007
                    --------------------------       ------------------------
CURRENCIES                     0.75                             0.01
INTEREST RATES                 -0.4                            -2.07
STOCK INDICES                  1.41                            -0.72
ENERGIES                       0.18                             0.64
METALS                         0.46                             1.08
AGRICULTURALS                   0.4                            -0.27


     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the global stock index, currency, metals, agricultural, and energy sectors. These gains were partially offset by losses recorded in the global interest rate futures sector.

Within the global stock index sector, gains were experienced from long positions in European, U.S., and Australian equity index futures as prices moved higher on continued strong corporate earnings and increased merger and acquisition activity. In addition, prices were pressured higher amid strong U.S. retail sales data and on optimism that global trade imbalances will be reduced in the long-term. Lastly, Australian stock prices strengthened amid rising commodity prices.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the currency sector, long positions in the euro and British pound versus the U.S. dollar, as well as short positions in the U.S. dollar Index, resulted in gains as the value of the U.S. dollar weakened against its major rivals on speculation that the U.S. Federal Reserve may cut interest rates after news that foreign investment in U.S. securities fell more than expected in February and U.S. industrial production declined in March. Additionally, the value of the euro moved higher after the Ifo Institute stated that German business sentiment climbed to the second highest on record in April, while the value of the British pound moved higher on news of an increase in consumer confidence out of the United Kingdom.

Within the metals markets, long positions in copper and nickel futures recorded gains as prices increased after the International Monetary Fund's strong global growth forecasts bolstered sentiment that global demand for base metals may increase this year. Additionally, copper prices increased on concern that a labor dispute at the Grasberg mine in Indonesia, the world's third-largest copper mine, may curb production. Elsewhere in the metals complex, smaller gains were experienced from long positions in silver futures as prices moved higher due to weakness in the U.S. dollar.

Within the agricultural markets, short positions in sugar futures experienced gains as prices fell on speculation that higher output in Brazil, the world's largest producer, will expand a global supply surplus. Meanwhile, short positions in soybean meal and cotton futures resulted in gains as prices declined amid speculation on an increase in U.S. domestic supply.

Within the energy markets, long futures positions in gasoline experienced gains as prices moved higher amid concerns of supply shortages going into the U.S. summer driving season.

Within the global interest rate sector, losses were incurred from both short and long positions in U.S. fixed-income futures as prices moved without consistent direction throughout a majority of the month. Elsewhere in the global interest rate markets, long positions in Japanese interest rate futures resulted in losses as prices fell amid weakened global demand for Japanese yen denominated assets. Finally, short positions in Australian interest rate futures recorded losses as prices increased after news that consumer prices gained less than expected.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                    MONTH ENDED APRIL 30, 2007       YTD ENDED APRIL 30, 2007
                    --------------------------       ------------------------
CURRENCIES                     4.47                             2.46
INTEREST RATES                -0.39                            -1.51
STOCK INDICES                  1.35                            -1.26
ENERGIES                       0.31                             0.23
METALS                         0.52                            -0.91
AGRICULTURALS                  -0.1                            -0.93


     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains within the currency, global stock index, metals, and energy sectors. These gains were partially offset by losses recorded in the global interest rate and agricultural sectors.

Within the currency sector, gains were recorded from long positions in the euro, British pound, Australian dollar, New Zealand dollar, Indian rupee, and Canadian dollar versus the U.S. dollar as the value of the U.S. dollar weakened against these currencies on speculation that the U.S. Federal Reserve may cut interest rates after news that foreign investment in U.S. securities fell more than expected in February and U.S. industrial production declined in March. Additionally, the value of the euro moved higher after the Ifo Institute stated that German business sentiment climbed to the second highest on record in April, while the value of the British pound moved higher on news of an increase in consumer confidence out of the United Kingdom. Elsewhere in the currency markets, the Australian dollar and New Zealand dollar moved higher in tandem with rising commodity prices. Finally, short positions in the Japanese yen versus the U.S. dollar resulted in gains as the value of the Japanese yen moved lower amid expectations that strengthening global equity markets may give investors more confidence to buy higher-yielding assets financed with money borrowed in Japan, thereby continuing the carry-trade. In addition, the value of the Japanese yen was pulled lower after news that the Tankan survey was weaker than expected.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the global stock index sector, gains were experienced from long positions in European and U.S. equity index futures as prices moved higher on continued strong corporate earnings and increased merger and acquisition activity. In addition, prices were pressured higher amid strong U.S. retail sales data and on optimism that global trade imbalances will be reduced in the long-term.

Within the metals markets, gains were experienced from long positions in gold futures as prices moved higher due to weakness in the U.S. dollar. Elsewhere in the metals complex, long positions in copper and nickel futures recorded gains as prices increased after the International Monetary Fund's strong global growth forecasts bolstered sentiment that global demand for base metals may increase this year. Additionally, copper prices increased on concern that a labor dispute at the Grasberg mine in Indonesia, the world's third-largest copper mine, may curb production.

Within the energy markets, long futures positions in gasoline experienced gains as prices moved higher amid concerns of supply shortages going into the U.S. summer driving season.

Within the global interest rate sector, losses were incurred from both short and long positions in U.S. fixed-income futures as prices moved without consistent direction throughout a majority of the month. Elsewhere in the global interest rate markets, short positions in Australian interest rate futures recorded losses as prices increased after news that consumer prices gained less than previously expected. Finally, long positions in Japanese interest rate futures resulted in losses as prices fell amid weakened global demand for Japanese yen denominated assets.

Within the agricultural markets, long futures positions in soybeans and live cattle resulted in losses as prices moved lower on technically-based selling. Elsewhere in the agricultural complex, losses were recorded from long positions in cocoa futures as prices moved lower on news that political tensions in the Ivory Coast are subsiding.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                    MONTH ENDED APRIL 30, 2007       YTD ENDED APRIL 30, 2007
                    --------------------------       ------------------------
CURRENCIES                      0.96                          -0.26
INTEREST RATES                  0.08                           0.65
STOCK INDICES                   1.24                           1.22
ENERGIES                       -0.25                           0.37
METALS                          1.39                           0.96
AGRICULTURALS                  -4.07                          -1.94


     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses in the agricultural and energy sectors. A majority of these losses was offset by gains recorded in the metals, global stock index, currency, and global interest rate futures markets.

Within the agricultural markets, long positions in sugar futures incurred losses as prices fell on speculation that higher output by Brazil, the world's largest producer, will expand a global surplus. Meanwhile, long positions in cocoa futures recorded additional losses as prices moved lower on news that political tensions in the Ivory Coast are subsiding. Elsewhere in the agricultural complex, long positions in cotton futures resulted in losses as prices dropped after the USDA projected an increase in U.S. domestic supply. Losses were also incurred from long positions in coffee and corn futures as prices fell amid technically-based selling. Finally, losses were experienced from long futures positions in the soybean complex as prices moved lower for a majority of the month on speculation that healthy growing conditions may increase supplies this summer.

Within the energy markets, long positions in crude oil futures resulted in losses as prices moved lower on expectations of a rise in global stockpiles.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the metals markets, long positions in zinc, copper, and aluminum futures recorded gains as prices increased after the International Monetary Fund's strong global growth forecasts bolstered sentiment that global demand for base metals may increase this year. Additionally, copper prices increased on concern that a labor dispute at the Grasberg mine in Indonesia, the world's third-largest copper mine, may curb production. Elsewhere in the metals complex, gains were experienced from long positions in gold futures as prices moved higher due to weakness in the U.S. dollar.

Within the global stock index sector, gains were experienced from long positions in U.S. and German equity index futures as prices moved higher on continued strong corporate earnings and increased merger and acquisition activity. In addition, prices were pressured higher amid strong U.S. retail sales data and on optimism that global trade imbalances will be reduced in the long-term.

Within the currency sector, gains were recorded from long positions in the Australian dollar, euro, British pound, and Norwegian krone versus the U.S. dollar as the value of the U.S. dollar weakened against these currencies on speculation that the U.S. Federal Reserve may cut interest rates after news that foreign investment in U.S. securities fell more than expected in February and U.S. industrial production declined in March. In addition, strong economic data out of Australia, the European Union, United Kingdom, and Norway added to growing investor sentiment that the respective Central Banks of these countries would raise interest rates in order to combat inflation, thereby pushing the value of these currencies higher relative to the U.S. dollar. Finally, short positions in the Japanese yen versus the euro and U.S. dollar resulted in gains as the value of the Japanese yen moved lower against most of its major rivals amid expectations that strengthening global equity markets may give investors more confidence to buy higher-yielding assets financed with money borrowed in Japan, thereby continuing the carry-trade. In addition, the value of the Japanese yen was pulled lower after news that the Tankan survey was weaker than expected.

Within the global interest rate sector, smaller gains were experienced from short positions in European interest rate futures as prices moved lower amid continued strength in the equity markets. In addition, European fixed-income prices weakened after the U.K. consumer confidence index showed an unexpected increase in April and the Ifo Institute stated that German business sentiment climbed to the second-highest on record in April.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                    MONTH ENDED APRIL 30, 2007       YTD ENDED APRIL 30, 2007
                    --------------------------       ------------------------
CURRENCIES                     3.32                             4.49
INTEREST RATES                 0.28                            -1.45
STOCK INDICES                  3.19                             1.58
ENERGIES                       0.29                            -0.66
METALS                         1.03                                1
AGRICULTURALS                 -1.33                            -1.88


     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the currency, global stock index, metals, energy, and global interest rate sectors. These gains were partially offset by losses recorded in the agricultural sector.

Within the currency sector, gains were recorded from long positions in the euro, British pound, New Zealand dollar, and Australian dollar versus the U.S. dollar as the value of the U.S. dollar weakened against these currencies on speculation that the U.S. Federal Reserve may cut interest rates after news that foreign investment in U.S. securities fell more than expected in February and U.S. industrial production declined in March. In addition, strong economic data out of the European Union, United Kingdom, New Zealand, and Australia added to growing investor sentiment that the respective Central Banks of these countries would raise interest rates in order to combat inflation, thereby pushing the value of these currencies higher relative to the U.S. dollar. Finally, short positions in the Japanese yen versus the U.S. dollar, euro, Australian dollar, British pound, and Canadian dollar resulted in gains as the value of the Japanese yen moved lower against most of its major rivals amid expectations that strengthening global equity markets may give investors more confidence to buy higher-yielding assets financed with money borrowed in Japan, thereby continuing the carry-trade. In addition, the value of the Japanese yen was pulled lower after news that the Tankan survey was weaker than expected.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the global stock index sector, gains were experienced from long positions in European, U.S., Australian, and Canadian equity index futures as prices moved higher on continued strong corporate earnings and increased merger and acquisition activity. In addition, prices were pressured higher amid strong U.S. retail sales data and on optimism that global trade imbalances will be reduced in the long-term. Lastly, Australian and Canadian stock prices strengthened amid rising commodity prices.

Within the metals markets, long positions in nickel, copper, and aluminum futures recorded gains as prices increased after the International Monetary Fund's strong global growth forecasts bolstered sentiment that global demand for base metals may increase this year. Additionally, copper prices increased on concern that a labor dispute at the Grasberg mine in Indonesia, the world's third-largest copper mine, may curb production. Elsewhere in the metals complex, gains were experienced from long positions in gold futures as prices moved higher due to weakness in the U.S. dollar.

Within the energy markets, short positions in crude oil futures resulted in gains as prices moved lower on expectations of a rise in global stockpiles. Within the global interest rate sector, smaller gains were experienced from short positions in European interest rate futures as prices moved lower amid continued strength in the equity markets. In addition, European fixed-income prices weakened after the U.K. consumer confidence index showed an unexpected increase in April and the Ifo Institute stated that German business sentiment climbed to the second-highest on record in April.

Within the agricultural markets, long positions in cocoa futures resulted in losses as prices moved lower on news that political tensions in the Ivory Coast are subsiding. Additional losses were incurred from long positions in soybean meal, soybean, and corn futures as prices moved lower on technically-based selling. Elsewhere in the agricultural complex, short positions in wheat futures recorded losses as prices reversed higher due to freezing temperatures in the northern edge of the U.S. growing regions and strong demand from Asia.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED APRIL 30, 2007 (UNAUDITED)


                                 MORGAN STANLEY             MORGAN STANLEY
                                SPECTRUM CURRENCY      SPECTRUM GLOBAL BALANCED
                            -------------------------- -------------------------
                                       PERCENTAGE OF             PERCENTAGE OF
                                        APRIL 1, 2007             APRIL 1, 2007
                                          BEGINNING                 BEGINNING
                              AMOUNT   NET ASSET VALUE   AMOUNT  NET ASSET VALUE
                            ---------- --------------- --------- ---------------
                                 $            %             $           %

INVESTMENT INCOME
   Interest income (Note 2)    460,894        .33        155,837        .42
                            ----------      -----      ---------      -----

EXPENSES
   Brokerage fees (Note 2)     540,720        .38        142,156        .38
   Management fees (Note 3)    235,094        .17         38,628        .11
                            ----------      -----      ---------      -----
     Total Expenses            775,814        .55        180,784        .49
                            ----------      -----      ---------      -----
NET INVESTMENT LOSS           (314,920)      (.22)       (24,947)      (.07)
                            ----------      -----      ---------      -----

TRADING RESULTS
Trading profit (loss):
   Realized                                              (29,141)      (.08)
   Net change in unrealized 12,440,615       8.82      1,078,658       2.91
                            ----------      -----      ---------      -----
     Total Trading Results  12,440,615       8.82      1,049,517       2.83
                            ----------      -----      ---------      -----
NET INCOME                  12,125,695       8.60      1,024,570       2.76
                            ==========      =====      =========      =====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED APRIL 30, 2007 (UNAUDITED)

                                           MORGAN STANLEY                             MORGAN STANLEY
                                          SPECTRUM CURRENCY                       SPECTRUM GLOBAL BALANCED
                              ----------------------------------------    ----------------------------------------
                                                                  PER                                         PER
                                  UNITS             AMOUNT        UNIT        UNITS            AMOUNT         UNIT
                              --------------     -----------     -----    -------------      ----------      -----
                                                       $           $                               $           $
Net Asset Value,
   April 1, 2007              13,728,446.295     141,057,397     10.27    2,478,581.784      37,084,167       4.96
Net Income                                --      12,125,695       .89               --       1,024,570        .42
Redemptions                     (308,566.027)     (3,443,597)    11.16      (38,702.511)       (595,245)     15.38
Subscriptions                     41,024.685         457,835     11.16       24,489.368         376,646      15.38
                              --------------     -----------              -------------      ----------
Net Asset Value,
   April 30, 2007             13,460,904.953     150,197,330     11.16    2,464,368.641      37,890,138      15.38
                              ==============     ===========              =============      ==========


The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED APRIL 30, 2007 (UNAUDITED)


                                  MORGAN STANLEY                  MORGAN STANLEY                MORGAN STANLEY
                                  SPECTRUM SELECT               SPECTRUM STRATEGIC            SPECTRUM TECHNICAL
                             --------------------------     --------------------------    --------------------------
                                        PERCENTAGE OF                  PERCENTAGE OF                 PERCENTAGE OF
                                         APRIL 1, 2007                  APRIL 1, 2007                 APRIL 1, 2007
                                           BEGINNING                      BEGINNING                     BEGINNING
                               AMOUNT   NET ASSET VALUE       AMOUNT   NET ASSET VALUE      AMOUNT   NET ASSET VALUE
                             ---------- ---------------     ---------- ---------------    ---------- ---------------
                                  $            %                 $            %                $            %
INVESTMENT INCOME
   Interest income (Note 2)   1,637,783        .33             665,197        .31          2,324,701        .34
                             ----------      -----          ----------      -----         ----------      -----

EXPENSES
   Brokerage fees (Note 2)    2,453,298        .50           1,073,625        .50          3,449,375        .50
   Management fees (Note 3)   1,078,676        .22             502,892        .23          1,524,684        .22
                             ----------      -----          ----------      -----         ----------      -----
     Total Expenses           3,531,974        .72           1,576,517        .73          4,974,059        .72
                             ----------      -----          ----------      -----         ----------      -----
NET INVESTMENT LOSS          (1,894,191)      (.39)           (911,320)      (.42)        (2,649,358)      (.38)
                             ----------      -----          ----------      -----         ----------      -----

TRADING RESULTS
Trading profit (loss):
   Realized                      46,915        .01           2,602,367       1.21         (3,914,810)      (.57)
   Net change in unrealized  30,623,578       6.24          (3,534,008)     (1.65)        51,489,269       7.46
                             ----------      -----          -----------     -----         ----------      -----
     Total Trading Results   30,670,493       6.25            (931,641)      (.44)        47,574,459       6.89
                             ----------      -----          -----------     -----         ----------      -----
NET INCOME (LOSS)            28,776,302       5.86          (1,842,96)       (.86)        44,925,101       6.51
                             ==========      =====          ============    =====         ==========      =====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED APRIL 30, 2007 (UNAUDITED)


                              MORGAN STANLEY                       MORGAN STANLEY                          MORGAN STANLEY
                             SPECTRUM SELECT                      SPECTRUM STRATEGIC                    SPECTRUM TECHNICAL
                   -----------------------------------    ------------------------------------   -----------------------------------
                                                  PER                                    PER                                    PER
                        UNITS         AMOUNT      UNIT         UNITS        AMOUNT       UNIT        UNITS         AMOUNT       UNIT
                   --------------  -----------   -----    --------------  -----------    -----   --------------  -----------   -----
                                         $         $                            $         $                            $         $
Net Asset Value,
   April 1, 2007   18,526,353.621  490,659,607   26.48    12,451,801.201  214,724,988    17.24   32,015,892.954  689,874,985   21.55
Net Income (Loss)              --   28,776,302    1.56                --   (1,842,961)    (.14)              --   44,925,101    1.40
Redemptions          (277,349.387)  (7,776,877)  28.04      (194,869.954)  (3,332,276)   17.10     (516,696.001) (11,858,173)  22.95
Subscriptions         136,126.966    3,817,000   28.04       152,180.990    2,602,295    17.10      240,207.249    5,512,756   22.95
                   --------------  -----------            --------------  -----------            --------------  -----------
Net Asset Value,
   April 30, 2007  18,385,131.200  515,476,032   28.04    12,409,112.237  212,152,046    17.10   31,739,404.202  728,454,669   22.95
                   ==============  ===========            ==============  ===========            ==============  ===========


The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner of each Partnership is Demeter Management Corporation ("Demeter"). The commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIL"). Spectrum Currency's commodity broker is MS&Co. MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. For Spectrum Strategic and Spectrum Technical, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all tading of options on foreign currency forward contracts. Demeter, MS&Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Effective April 13, 2007, Morgan Stanley & Co. International Limited was renamed to Morgan Stanley & Co. International plc.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. pays each Partnership interest income at a rate equal to the monthly average of the 4-week U.S. Treasury bills discount rate during such month on 80% of the funds on deposit with the commodity brokers at month-end in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

   The Partnerships' functional currency is the U.S. dollar; however, they transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to MS&Co. as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with MS&Co. and MSIL, and Spectrum Currency's cash is on deposit with MS&Co., in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in
Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Winton Capital Management Limited ("Winton")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to Northfield and Sunrise on the first day of each month (a 3% annual rate), 5/24 of 1% per month of Net Assets allocated to EMC and Rabar on the first day of each month (a 2.5% annual rate), and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Northfield and Sunrise as of the end of each calendar month, 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to each of Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.


MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

THIS REPORT IS BASED ON INFORMATION FROM MULTIPLE SOURCES AND MORGAN STANLEY MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION FROM SOURCES OUTSIDE OF MORGAN STANLEY.

                         Demeter Management Corporation
                         330 Madison Avenue, 8th Floor
                         New York, NY 10017



[MORGAN STANLEY LOGO]


ADDRESS SERVICE REQUESTED










[RECYCLE LOGO] printed on recycled paper
               DWS 38221-09